AMENDMENT NO. 1 AND CONSENT TO AMENDED AND RESTATED CREDIT
             AGREEMENT, DATED AS OF OCTOBER 26, 1998


           This Amendment No. 1 and Consent (this "Amendment"), dated as of February 24, 1999, is made by and among CAREER EDUCATION CORPORATION, a Delaware corporation (the "Borrower"), the financial institutions party hereto (the "Lenders"), LASALLE NATIONAL BANK, as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), and THE BANK OF NOVA SCOTIA ("Scotia Bank"), as foreign currency agent for the Lenders (in such capacity, the "Foreign Currency Agent"; and together with the Administrative Agent, collectively, called the
"Agents"). Terms defined in the Credit Agreement (as defined below) shall have the same respective meanings when used herein and the provisions of Sections 1.2 and 1.3 of the Credit Agreement shall apply, mutatis mutandis, to this Amendment.

                     W I T N E S S E T H :

          WHEREAS, the parties hereto are parties to that certain Amended and Restated Credit Agreement, dated as of October 26, 1998 (as in effect on the date hereof, the "Existing Credit Agreement" and as amended and modified by this Amendment, the "Credit Agreement");

           WHEREAS, the Borrower has requested that the Lenders consent to the Borrower's acquisition of all of the issued and outstanding capital stock of Briarcliffe College, Inc., a New York corporation ("Briarcliffe"), for approximately $20,000,000 in cash (the "Briarcliffe Acquisition"), in accordance with the terms and conditions set forth in that certain draft Stock Purchase Agreement, dated as of April 1, 1999, by and among CEC Holdings I, Inc., and Richard B. Turan, and Jack D. Turan, a copy
of   which  is  attached  hereto  as  Exhibit  A  (the  "Purchase
Agreement"), with such changes thereto as agreed to by the Administrative Agent;

           WHEREAS, the Borrower has also requested that the Lenders agree to amend and modify the Existing Credit Agreement as described herein; and

           WHEREAS, the Lenders are willing to consent to the Briarcliffe Acquisition and amend and modify the Existing Credit
Agreement on the terms and conditions contained herein;

           NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained and other good and valuable consideration (the receipt, adequacy and sufficiency of which is hereby acknowledged), the parties hereto, intending legally to be bound, hereby agree as follows:

           1. Amendments. Subject to the satisfaction of the conditions precedent set forth in Section 6 below, the Existing
Credit Agreement is hereby amended as follows:

           (a) Section 10.1.4 is amended be deleting the reference to 85/15 contained therein and replacing it with 90/10; and

          (b) Section 12.2 of the Existing Credit Agreement is deleted in its entirety and replaced with the following:

                     "SECTION 12.2  Maximum Leverage Ratio.   Not
          permit the Leverage Ratio to exceed, as of two (2) Business Days following the end of any Fiscal Quarter (for the four Fiscal Quarters then ended) during any period, 3.50:1.00."

           2. Consent. Subject to the satisfaction of the conditions precedent set forth in Section 6 below, the undersigned Lenders hereby consent to the Briarcliffe Acquisition and Briarcliffe becoming a Subsidiary of the Borrower in connection therewith, on the terms and conditions set forth in the Purchase Agreement; provided that

           (a) after giving effect to the consent set forth in this Amendment, the Briarcliffe Acquisition shall be a Permitted Acquisition, other than under clause (f) of the definition thereof with respect to the 45 day notice requirement which is hereby waived by the Lenders;

           (b) in no event shall the purchase price for the Briarcliffe Acquisition exceed $20,000,000;

           (c) concurrently with the closing of the Briarcliffe Acquisition, the Borrower shall have complied, or shall have caused its Subsidiaries to comply, with the terms of the Credit Agreement including, without limitation, (i) Briarcliffe's execution and delivery of a Supplement to Subsidiary Guaranty, whereby Briarcliffe agrees to fully guarantee the Liabilities of the Borrower under the Credit Agreement and the other Related Documents, and (ii) the Borrower's execution and delivery of an amendment to the Borrower Pledge Agreement, whereby the Borrower pledges to the Administrative Agent, for the benefit of the Lenders, a first priority perfected security interest in all of the outstanding capital stock of Briarcliffe (together with the delivery of Briarcliffe's stock certificates and stock powers executed in blank);

           (d) all documentation to be delivered in connection with the Briarcliffe Acquisition shall be satisfactory to the Administrative Agent; and

          (e) all documentation requested by the either Agent or the Lenders in connection with their due diligence review of Briarcliffe or the Borrower (prior to and after giving effect to the Briarcliffe Acquisition) shall have been received by such Agent or Lender.

          3. Documents Remain in Effect. Except as amended and modified by this Amendment and the consent set forth in Section 2 hereof, the Existing Credit Agreement remains in full force and effect and the Borrower confirms that its representations, warranties, agreements and covenants contained in, and obligations and liabilities under, the Credit Agreement and each of the other Related Documents are true and correct in all material respects as if made on the date hereof, except where such representation, warranty, agreement or covenant speaks as of a specified date.

           4.   References in Other Documents.  References to the
Existing Credit Agreement in any other document shall be deemed to include a reference to the Credit Agreement, whether or not reference is made to this Amendment.

           5. Representations. The Borrower hereby represents and warrants to the Lenders and the Agents that:

           (a) The execution, delivery and performance of this Amendment are within the Borrower's corporate authority, have been duly authorized by all necessary corporate action, have received all necessary consents and approvals (if any shall be required), and do not and will not contravene or conflict with any provision of law or of the Certificate of Incorporation or By-laws of the Borrower or its Subsidiaries, or of any other agreement binding upon the Borrower or its Subsidiaries or their respective property;

           (b) This Amendment constitutes the legal, valid, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms;

           (c) no Default has occurred and is continuing or will result from this Amendment; and

           (d) after giving effect to the consent set forth in this Amendment, the Briarcliffe Acquisition is a Permitted
     Acquisition.


           6. Conditions Precedent. The effectiveness of this Amendment is subject to the receipt by the Administrative Agent of each of the following, each appropriately completed and duly executed as required and otherwise in form and substance satisfactory to the Administrative Agent:

           (a) Certified copies of resolutions of the Board of Directors of the Borrower authorizing or ratifying the execution, delivery and performance by the Borrower of this Amendment;

           (b)   A  certificate of the President or a  Vice-
     President of the Borrower that all necessary consents or approvals with respect to this Amendment have been obtained;

           (c) A certificate of the Secretary or Assistant Secretary of the Borrower, certifying the name(s) of the officer(s) of the Borrower authorized to sign this Amendment and the documents related hereto on behalf of the Borrower;

           (d) An opinion of Katten Muchin & Zavis covering those matters set forth in clauses (a) and (b) of
     Section 5 and such other legal matters as the Administrative Agent or its counsel may request; and

           (e) Such other instruments, agreements and documents as the Administrative Agent may reasonably request, in each case duly executed as required and otherwise in form and substance satisfactory to the Lenders.

          7.   Miscellaneous.

           (a)   Section headings used in this Amendment are  for
convenience  of  reference  only,  and  shall  not   affect   the
construction of this Amendment.

           (b) This Amendment and any amendment hereof or supplement hereto may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement.

           (c) This Amendment shall be a contract made under and governed by the internal laws of the State of Illinois, without giving effect to principles of conflicts of laws.

           (d) All obligations of the Borrower and rights of the Lenders and the Agents, that are expressed herein, shall be in addition to and not in limitation to those provided by applicable law.

            (e) Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law; but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

          (f) This Amendment shall be binding upon the Borrower, the Lenders, and the Agents and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Lenders, and the Agents and their respective successors and assigns.


                    *          *          *
           IN WITNESS WHEREOF, the parties hereto have caused the execution and delivery hereof by their respective representatives thereunto duly authorized as of the date first herein appearing.


                              CAREER EDUCATION CORPORATION

                              By:   /s/ WILLIAM A. KLETTKE
                              Name:     William A. Klettke
                              Title:    Chief Financial Officer



                              INTERNATIONAL      ACADEMY       OF
                              MERCHANDISING  &  DESIGN   (CANADA)
                              LTD.


                              By:    /s/ WILLIAM A. KLETTKE
                              Name:      William A. Klettke
                              Title:     Chief Financial Officer



                              ACADEMIE  INTERNATIONALE dU  DESIGN INC.


                              By:    /s/ WILLIAM A. KLETTKE
                              Name:      William A. Klettke
                              Title:     Chief Financial Officer



                              LASALLE NATIONAL BANK, in its
                               individual corporate capacity and
                               as Administrative Agent

                              By:    /s/ DAVID MOHR
                              Name:      David Mohr
                              Title:     Assistant Vice President


                              THE BANK OF NOVA SCOTIA, in its
                               individual corporate capacity and
                               as Foreign Currency Agent

                              By:    /s/ F.C.H. ASHBY
                              Name:      F.C.H. Ashby
                              Title:     Senior Manager Loan Operations


                              ABN AMRO BANK CANADA, in its
                               individual corporate capacity

                              By:    /s/ DAVID MOHR
                              Name:      David Moore
                              Title:     Vice President

                              By:    /s/ JOHN GLEASON
                              Name:      John Gleason
                              Title:     G.V.P.


                              NATIONAL CITY BANK, in its
                               individual corporate capacity

                              By:    /s/ MATTHEW R. KLINGER
                              Name:      Matthew R. Klinger
                              Title:     Assistant Vice President


                              COMERICA BANK, in its
                               individual corporate capacity

                              By:    /s/ GREGORY N. BLOCK
                              Name:      Gregory N. Block
                              Title:     Vice President




                              HARRIS  TRUST AND SAVINGS BANK,  in
                              its individual corporate capacity

                              By:    /s/ M. JAMES BARRY,III
                              Name:      M. James Barry, III
                              Title:     Vice President

                              UNION BANK OF CALIFORNIA, N.A.,  in
                              its individual corporate capacity

                              By:    /s/ STEPHEN R. SWEENEY
                              Name:      Stephen R. Sweeney
                              Title:     Vice President


                              THE   BANK  OF  MONTREAL,  in   its
                              individual corporate capacity

                              By:    /s/ M.W. MCADAM
                              Name:      M.W. McAdam
                              Title:     Relationship Manager